PROSPECTUS SUPPLEMENT NO. 3                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 5, 2002)                            File No. 333-87442

                                 $1,380,000,000

                                    Gap Inc.

                   5.75% Senior Convertible Notes due 2009 and
                   85,607,940 Shares of Common Stock Issuable
                          upon Conversion of the Notes

       This prospectus supplement supplements the prospectus dated June 5, 2002, as amended or supplemented, of The Gap, Inc. relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $1,380,000,000 aggregate principal amount at maturity of our 5.75% Senior Convertible Notes due 2009 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            _________________________

       Investing in the notes or the common stock into which the notes are convertible involves risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

                           ___________________________

       Neither the Securities and Exchange Commission, any state securities commission nor any other U.S. regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           ___________________________

       The table of selling security holders contained in the prospectus is hereby amended to add the entities who are named below as selling security holders:

                                                  Aggregate principal                 Number of shares
                                                   amount at maturity                 of common stock    Percentage of
                                                   of notes that may    Percentage          that           shares of
                                                    be sold by this      of notes      may be sold by    common stock
                   Name                                prospectus       outstanding   this prospectus     outstanding
-------------------------------------------      --------------------- ------------- ------------------ --------------
Onex Industrial Partners. ...............              1,935,000             *            120,037              *
Pebble Capital Inc. .....................                715,000             *             44,355              *
Silvercreek II Limited. .................                385,000             *             23,883              *
Silvercreek Limited Partnership .........                985,000             *             61,104              *
SuttonBrook Capital Portfolio, LP .......             10,000,000             *            620,347              *
U.S. Bancorp Piper Jaffray ..............              2,624,000             *            162,779              *
UBS AG London Branch ....................             39,000,000           2.83%        2,419,355              *

       To our knowledge, none of the selling security holders listed in the table as amended above has, or within the past three years has had, any material relationship with us or our affiliates.

                            ________________________

             The date of this prospectus supplement is July 22, 2002